Exhibit (j)(2)

Thompson, Hickey, Cunningham, Clow & April, P.A.	ATTORNEYS AND COUNSELORS AT LAW

Daniel H. April

Janet Clow

David F. Cunningham

John M. Hickey

C.W.N. Thompson, Jr.

Patrick J. Dolan

June 30, 2015

VIA EDGAR FILING

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Thornburg Investment Trust

Registration Number under the Securities Act of 1933: 033-14905

Registration Number under the Investment Company Act of 1940: 811- 05201

Ladies and Gentlemen:

The above-named registrant is filing its post-effective amendment no. 100 to its registration statement on Form N-1A. We have acted as counsel to the registrant in connection with that post-effective amendment, which relates to the registrant’s shares of beneficial interest of Thornburg Better World Fund (the “Fund”). It is our opinion, based upon our examination of such records and documents as we have deemed necessary or appropriate to review, that the Class A, Class C and Class I shares proposed to be issued by the Fund have been duly authorized and, when issued in accordance with (i) the Trustees’ resolutions adopted May 19, 2015, (ii) the prospectus for Class A, Class C and Class I shares of the Fund, and (iii) the Trust’s Agreement and Declaration of Trust, dated June 3, 1987, as amended, will be legally issued, fully paid and non-assessable.

We also hereby consent to the references made to the firm of Thompson, Hickey, Cunningham Clow, April & Dolan, P.A. in post-effective amendment no. 100 to the registrant’s registration statement. In giving this consent, we do not admit that the firm of Thompson, Hickey, Cunningham, Clow, April & Dolan, P.A. is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very Truly Yours,

/s/ Charles W.N. Thompson, Jr.

Charles W.N. Thompson, Jr.

460 St. Michael’s Drive	E-mail: cwnt@catchlaw.com	Tel.: (505) 988-2900
Building 1100, Suite 1103		Extension 105
Santa Fe, New Mexico 87505		Fax: (505) 988-2901